EXHIBIT 99.3

Press release issued February 12, 2003

FOR IMMEDIATE RELEASE

For more information, contact:

Frederic T. Boyer
Vice President & CFO
Qualstar Corporation
(805) 583-7744
fboyer@qualstar.com

QUALSTAR ANNOUNCES STOCK REPURCHASE PROGRAM

SIMI VALLEY, Calif., February 12, 2003 — Qualstar® Corporation (Nasdaq: QBAK), a leading manufacturer of automated tape storage solutions, announced today that its Board of Directors  has authorized a repurchase of up to 500,000 shares of the company’s common stock.

Shares will be repurchased from time to time as market conditions warrant through open market transactions, block purchases, private transactions or other means.  The share repurchase will be funded by available working capital.  As of December 31, 2002, Qualstar had in excess of $35 million in cash, cash equivalents and marketable securities, and approximately 12.7 million shares outstanding.  No time limit has been set for the completion of the stock repurchase program and it may be discontinued at any time.

“We believe that our stock represents excellent long-term value,” said William J. Gervais, chief executive officer and president.  “A repurchase reduces the dilutive impact of shares issued for options and reflects our confidence in the company’s business strategy, cash flow generation and growth prospects.”

About Qualstar Corporation
Qualstar is a leading manufacturer of automated tape libraries used for backup, archival storage, data protection, disaster recovery and storage management systems. Its libraries are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed, and supported worldwide by selected Original Equipment Manufacturers, Value Added Resellers, and Systems Integrators. Qualstar Corporation is publicly traded on the NASDAQ Stock Exchange under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

Forward-Looking Statements
Statements in this press release concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements.  Factors that could affect the Company’s actual results include unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar’s products.  The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.  Further information on these and other potential factors that could affect the Company’s financial results or condition are included in Qualstar’s filings with the Securities and Exchange Commission.